                                                                  RULE 424(B)(3)
                                               REGISTRATION STATEMENT 333-118899

                              PROSPECTUS SUPPLEMENT

                            DATED SEPTEMBER 19, 2005

                                       TO

                       PROSPECTUS DATED SEPTEMBER 30, 2004

                     ---------------------------------------

                              EMPIRE RESORTS, INC.

                     ---------------------------------------

            This Prospectus  Supplement,  dated September 19, 2005  ("Supplement
No. 2"),  supplements  that certain  Prospectus  dated  September  30, 2004 (the
"Original  Prospectus"),  as supplemented by that certain  Prospects  Supplement
dated   November  5,  2005   (together   with  the  Original   Prospectus,   the
"Prospectus"), and should be read in conjunction with the Prospectus.

                             SELLING SECURITYHOLDERS

            It was brought to the  attention of Empire  Resorts,  Inc.  that the holdings of DB Distressed  Opportunities Fund, L.P., DB Distressed Opportunities
Fund, Ltd., MW Post Portfolio Fund, Ltd, Sphinx Distressed (MW Post Opportunity)
Segregated  Portfolio,  HFR DS  Opportunity  Master Trust,  MW Post  Opportunity
Offshore Fund,  Ltd.,  Post Total Return Fund,  L.P., Post Total Return Offshore
Fund,  Ltd.,  The  Opportunity   Fund,  LLC  and  Post  Opportunity  Fund,  L.P.
(collectively,  the  "Post  Advisory  Funds"),  as  previously  reported  in the
Prospectus were  incorrect.  Rather,  the correct  holdings of the Post Advisory
Funds, as of the date hereof,  are as follows,  and each of their prior reported holdings are hereby amended and restated accordingly.

                                      Original
                                      Principal
                                      Amount of                           Number of          Number of      Number of
                                       Notes            Percentage of     Shares of          Shares of      Shares of
                                    Beneficially            Notes          Common             Common          Common
                                       Owned             Outstanding     Stock Held            Stock        Stock Held
                                      That May             before         Before            Offered for       After
        Name                          be Sold             Offering       Offering(1)          Sale(1)        Offer(2)
        ----                          -------             --------       -----------          -------        --------

DB Distressed                       $  275,000                *            21,895              21,895          --
Opportunities Fund,
L.P.

DB Distressed                       $1,510,000             2.32%          120,223             120,223          --
Opportunities Fund,
Ltd.

                                      Original
                                      Principal
                                      Amount of                           Number of          Number of      Number of
                                       Notes            Percentage of     Shares of          Shares of      Shares of
                                    Beneficially            Notes          Common             Common          Common
                                       Owned             Outstanding     Stock Held            Stock        Stock Held
                                      That May             before         Before            Offered for       After
        Name                          be Sold             Offering       Offering(1)          Sale(1)        Offer(2)
        ----                          -------             --------       -----------          -------        --------

MW Post Portfolio                   $  735,000             1.13%           58,519              58,519          --
Fund, Ltd

Sphinx Distressed                   $  805,000             1.24%           64,092              64,092          --
(MW Post
Opportunity)
 Segregated Portfolio

HFR DS Opportunity                  $  900,000             1.38%           71,656              71,656          --
Master Trust

MW Post                             $  300,000               *             23,885              23,885          --
Opportunity
Offshore Fund, Ltd.

Post Total Return                   $  450,000               *             35,828              35,828          --
Fund, L.P.

Post Total Return                   $  150,000               *             11,943              11,943          --
Offshore Fund, Ltd.

The Opportunity                     $1,585,000             2.44%          126,194             126,194          --
Fund, LLC

Post Opportunity                    $2,285,000             3.52%          181,927             181,927          --
Fund, L.P.

      *  Less than 1%

     (1)    The number of  conversion  shares  shown in the table above  assumes conversion  of the full  amount of notes held by such  holder at the maximum  conversion rate of 79.62 shares per $1,000 principal amount at maturity  of notes.  This  conversion  rate is subject to certain adjustments.  Accordingly,  the  number of  shares  of common  stock issuable  upon  conversion  of the notes may  decrease  from time to time. Under the terms of the indenture,  fractional  shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

     (2)    Except as noted in the table, assumes all of the notes and shares of common  stock  issuable  upon  their  conversion  are  sold  in  the offering.

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            In addition,  the selling  securityholders  listed in the Prospectus may have sold or  transferred,  in  transactions  exempt  from the  registration requirements  of the  Securities  Act of  1933,  some or all of  their  notes or underlying  common  stock  since  the  date  on  which  the  information  in the
Prospectus  is  presented.  Information  about the selling  securityholders  may change  over  time.  Any  changed  information  will be set forth in  prospectus supplements.

            All provisions of the Prospectus  not  specifically  amended by this
Supplement No. 2 remain in full force and effect.

            Please insert this  Supplement No. 2 into your Prospectus and retain both this Supplement No. 2 and the Prospectus for future reference. If you would like to receive a copy of the Prospectus,  as supplemented to date, please write to Empire Resorts'  Corporate  Secretary at c/o Monticello  Raceway,  Route 17B,
P.O. Box 5013, Monticello, New York 12701 or call (845) 807-0001.

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